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                            FORM OF SENIOR MANAGEMENT

                           CHANGE OF CONTROL AGREEMENT


     This Senior Management Change of Control Agreement (the "Agreement") is made and entered into effective as of March 25, 1997, by and between _______________ (the "Employee") and InnerDyne, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     A. It is expected that another company or other entity may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company's Board of Directors (the "Board"). The Board recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

     B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment with the Company.

     C. The Board believes that it is imperative to provide the Employee with certain benefits upon termination of the Employee's employment in connection with a Change of Control, which benefits are intended to provide the Employee with financial security and provide sufficient income and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

     D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided in this Agreement.

     E.   Certain capitalized terms used in the Agreement are defined in
Section 3 below.

     In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

          1. AT-WILL EMPLOYMENT. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the terms of Employee's offer letter from the


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Company dated __________, _____ (the "Offer Letter"), the terms of certain
Board resolutions and agreements issued to the Employee with respect to the grant of stock options for the Company's securities and the Company's established employee plans and written policies at the time of termination. The terms of this Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied or (ii) two
(2) years after a Change of Control. A termination of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of this Agreement.

          2.   CHANGE OF CONTROL.

               (a)  TERMINATION FOLLOWING A CHANGE OF CONTROL.  Subject to
Section 4 below, if the Employee's employment with the Company is terminated at any time within one (1) year after a Change of Control, then the Employee shall be entitled to receive severance benefits as follows:

                    (i) VOLUNTARY RESIGNATION. If the Employee voluntarily resigns from the Company (other than as an Involuntary Termination (as defined below), then the Employee shall not be entitled to receive severance payments under this Agreement. The Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of the Employee's termination of employment and the Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

                    (ii) INVOLUNTARY TERMINATION. If the Employee's employment is terminated as a result of an Involuntary Termination other than for Cause, then, subject to the provisions of Section 5 below, each stock option to purchase the Company's Common Stock granted to the Employee over the course of his employment with the Company and held by the Employee on the date of termination of employment shall become immediately vested on such date and each such option shall be exercisable in accordance with the provisions of the option agreement and plan pursuant to which such option was granted. In addition, the Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of the Employee's termination of employment and the Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law and the Offer Letter.

                    (iii) INVOLUNTARY TERMINATION FOR CAUSE. If the Employee's employment is terminated for Cause, then the Employee shall not be entitled to receive severance payments under this Agreement. The Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of the Employee's termination of employment and the Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.


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               (b)  TERMINATION APART FROM CHANGE OF CONTROL.  In the event the Employee's employment terminates for any reason, either prior to the occurrence of a Change of Control or after the one year period following the effective date of a Change of Control, then the Employee shall not be entitled to receive any severance payments under this Agreement. The Employee will receive payment(s) for all salary, bonuses and unpaid vacation accrued as of the date of the Employee's termination of employment and the Employee's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law and the Offer Letter.

          3. DEFINITION OF TERMS. The following terms referred to in this Agreement shall have the following meanings:

               (a) CHANGE OF CONTROL. "Change of Control" shall mean the occurrence of any of the following events:

                    (i) OWNERSHIP. Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said
Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities WITHOUT the approval of the Board; or

                    (ii) MERGER/SALE OF ASSETS. A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                    (iii)  CHANGE IN BOARD COMPOSITION.   A change in the
composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of March 25, 1997 or
(B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

               (b) CAUSE. "Cause" shall mean (i) gross negligence or willful misconduct in the performance of the Employee's duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material


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damage to the Company or its subsidiaries (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board.

               (c) INVOLUNTARY TERMINATION. "Involuntary Termination" shall include any termination by the Company other than for Cause and the Employee's voluntary termination, upon thirty (30) days prior written notice to the Company, following (i) a material reduction or change in job duties, responsibilities and requirements inconsistent with the Employee's position with the Company and the Employee's prior duties, responsibilities and requirements or a change in the Employee's reporting relationship such that the Employee is no longer reporting to the Board; (ii) any reduction of the Employee's base compensation (other than in connection with a general decrease in base salaries for most officers of the successor corporation); or
(iii) the Employee's refusal to relocate to a facility or location more than thirty (30) miles from the Company's current location.

          4. LIMITATION ON PAYMENTS. In the event that the severance and other benefits provided for in this Agreement to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's severance benefits under Sections 4(b)(iii) and (iv) shall be payable either:

               (a)  in full, or

               (b) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits under Section 2(a) notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the independent public accountants of the Company (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

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          5.   CERTAIN BUSINESS COMBINATIONS.  In the event it is determined by the Board, upon consultation with the Company management and the Company's independent public accountants, that the enforcement of any agreement between Employee and the Company, including the provisions of Section 2(a) of this Agreement, which allows for the acceleration of vesting of stock options granted for the Company's Common Stock following of a Change of Control, would preclude accounting for any proposed business combination of the Company involving a Change of Control as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then any such provision of this Agreement shall be null and void. For purposes of this Section 5, the Board's determination shall require the unanimous approval of the non-employee Board members.

          6. SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of the Employee's rights hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          7. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to the Employee shall be addressed to the Employee at the home address which the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          8.   MISCELLANEOUS PROVISIONS.

               (a) NO DUTY TO MITIGATE. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that the Employee may receive from any other source.

               (b) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized
officer of the Company (other than the Employee).   No waiver by either party
of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.


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               (c)  WHOLE AGREEMENT.  No agreements, representations or
understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

               (d) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

               (e) SEVERABILITY. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

               (f) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

               (g) LEGAL FEES AND EXPENSES. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

               (h) NO ASSIGNMENT OF BENEFITS. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (h) shall be void.

               (i) EMPLOYMENT TAXES. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

               (j) ASSIGNMENT BY COMPANY. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Employee.


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               (k)  COUNTERPARTS.  This Agreement may be executed in
counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.


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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.



INNERDYNE, INC.                        ___________________________________


By: _______________________________    By: _______________________________
    William G. Mavity, President
    and Chief Executive Officer


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